[LOGO	APPEARS HERE]

Exhibit 99.1

For Immediate Release

For More Information, Contact:

Corry W. Oakes, III, President & COO

(864) 573-1615

Gregory R. Moxley, CFO

(864) 573-1635

EXTENDED STAY AMERICA, INC.

RELEASES 2nd QUARTER, 2003 FINANCIAL REPORT

Spartanburg, SC — July 22, 2003 — Extended Stay America, Inc. (NYSE:ESA), a leading provider of extended stay lodging, today reported the results of its operations for the three months and six months ended June 30, 2003. Reflecting the continued impact on travel resulting from the weakened U.S. economy and the war in Iraq, net income for the second quarter of 2003 was $15.0 million or $0.16 per diluted share compared with $17.1 million or $0.18 per diluted share for the same quarter of last year.

Net income for the six months ended June 30, 2003 was $0.21 per diluted share compared with $0.29 per diluted share for the same period of last year. Net income for the six months ended June 30, 2002 includes benefits associated with one-time rental contracts during the 2002 Winter Olympics of approximately $1.2 million ($0.01 per diluted share) at three properties in Salt Lake City, Utah (the “Olympic Properties”) and a reduction in the Company’s estimated annual effective income tax rate of approximately $3.0 million ($0.03 per diluted share).

Revenue for the second quarter was $141.2 million, a decrease of 1% compared to the second quarter of 2002. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $63.7 million (45% of revenue) for the quarter. Property level EBITDA, including 20 hotels that were open for less than one year at the beginning of the quarter or that were opened during the quarter, was 54% of revenue or $76.1 million for the quarter, compared to 56% of revenue or $79.7 million for the same quarter of 2002. Property level EBITDA does not include corporate operating and site selection expenses of $12.3 million (9% of revenue) for the quarter, compared to $12.1 million (8% of revenue) for the second quarter of 2002.

The Company realized an overall decrease of 3.9% in REVPAR (revenue per available room) with average occupancies of 68% and average weekly room rates of $323 for the second quarter of 2003, as compared to average occupancies of 72% and average weekly room rates of $317 for the second quarter of 2002. Average occupancy rates for Crossland, EXTENDED STAYAMERICA, and StudioPLUS were 67%, 68%, and 67%, respectively, while average weekly room rates were $221, $336, and $331, respectively, for the second quarter of 2003.

Comparable hotels, consisting of the 389 properties opened for at least one year at the beginning of 2002 (excluding the Olympic Properties), realized the following percentage changes in the components of REVPAR for the second quarter of 2003 as compared with the second quarter of 2002:

	Crossland	EXTENDED STAYAMERICA	StudioPLUS	Total
Comparable Hotels	39	257	93	389
Occupancy	(6.0)%	(7.1)%	(5.6)%	(6.7)%
Average Weekly Rate	0.4%	1.2%	0.9%	1.1%
REVPAR	(5.6)%	(6.0)%	(4.7)%	(5.7)%

EXTENDED STAY AMERICA, INC.

RELEASES SECOND QUARTER, 2003 FINANCIAL REPORT

PAGE TWO

The Company opened 6 EXTENDED STAYAMERICA Efficiency Studios hotels during the quarter resulting in a total of 463 operating hotels (39 Crossland Economy Studios, 329 EXTENDED STAYAMERICA Efficiency Studios, and 95 StudioPLUS Deluxe Studios) as of June 30, 2003. In addition, the Company had 12 EXTENDED STAYAMERICA Efficiency Studios under construction as of June 30, 2003. The Company expects to open 9 hotels in the third quarter and 3 hotels in the fourth quarter of 2003, for a total of 20 hotels during the year with total estimated development costs of approximately $163 million.

At June 30, 2003, the Company had 30 sites for which it holds purchase options and had acquired 2 parcels for future development. The Company will continue to seek the necessary approvals and permits for these sites and for additional sites, and may acquire additional parcels of real estate for future development. Construction will commence as soon as possible within the constraints of the Company’s amended credit agreement and contingent upon a number of factors, including improvements in the overall U. S. economy, improvements in demand for lodging products in the overall lodging industry, and improvements in demand for the Company’s extended stay lodging products. Assuming recent trends continue through the remainder of the year, the Company currently intends to commence construction, primarily during the fourth quarter, on 8 to 10 sites having total development costs of approximately $70 million.

As of June 30, 2003, the Company had invested approximately $2.7 billion in the 463 open hotels and had invested approximately $89 million in hotels under development. The Company had cash balances of approximately $10.4 million and had outstanding loans of $1.16 billion, leaving $180 million committed and available under its credit facilities at June 30, 2003.

While the Company believes that improvements in the U. S. economy should result in increased demand for its products, it is difficult to assess the timing and magnitude of such improvements. Based on trends experienced in the second quarter and thus far in July, the Company currently anticipates that it will experience declines in REVPAR for its comparable hotels when compared to the prior year of 1% to 3% for the third quarter of 2003 and will realize REVPAR declines of 2% to 4% for the year. Based on these operating assumptions, earnings for the third quarter in the range of $0.19 to $0.21 per diluted share and annual earnings for 2003 in the range of $0.45 to $0.50 per diluted share would be expected.

George D. Johnson, Jr., CEO, commented: “We remain extremely confident in our business model and the long-term prospects for extended stay lodging. Our occupancy rates continue to exceed those of the overall lodging industry and our property operating margins continue to exceed 50%. We believe we will benefit in future years from the dramatic reduction in the supply of new hotel rooms, and we look forward to improving conditions in the U.S. economy and the resumption of our development program.”

Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the Company’s SEC filings.

# # #

EXTENDED STAY AMERICA, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Revenue	$141,239	$142,802	$266,457	$267,594
Property operating expenses	65,174	63,110	131,121	123,417

Property operating income	76,065	79,692	135,336	144,177
Corporate operating and property management expenses	12,318	12,108	24,342	24,184

Income before interest, income taxes, depreciation, and amortization	63,747	67,584	110,994	119,993
Depreciation and amortization	20,048	19,696	39,998	38,923
Interest expense, net	19,121	19,929	38,089	39,168

Income before income taxes	24,578	27,959	32,907	41,902
Provision for income taxes	9,586	10,904	12,834	13,318

Net income	$14,992	$17,055	$20,073	$28,584

Net income per common share – Basic	$0.16	$0.18	$0.21	$0.31

Net income per common share – Diluted	$0.16	$0.18	$0.21	$0.29

Weighted average shares:
Basic	94,090	93,668	94,021	93,553
Effect of dilutive options	1,443	3,284	1,382	3,405

Diluted	95,533	96,952	95,403	96,958

EXTENDED STAY AMERICA, INC.

Reconciliation of Net Cash Provided by Operating Activities to

Earnings Before Interest, Income Taxes, Depreciation, and Amortization (Unaudited)

(In thousands)

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Net cash provided by operating activities	$40,988	$51,343	$76,799	$89,136
Interest expense, net	19,121	19,929	38,089	39,168
Provision for income taxes	9,586	10,904	12,834	13,318
Amortization of deferred loan costs included in interest expense	(1,088)	(1,043)	(2,177)	(2,086)
Change in deferred income tax	(6,640)	(5,289)	(9,678)	(6,654)
Changes in other operating assets and liabilities	1,780	(8,260)	(4,873)	(12,889)

EBITDA	$63,747	$67,584	$110,994	$119,993